Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (No. 333-205366) on Form S-8 of Townsquare Media, Inc. of our report dated March 12, 2019, relating to the consolidated financial statements and the financial statement schedule of Townsquare Media, Inc. appearing in this Annual Report on Form 10-K of Townsquare Media, Inc. for the year ended December 31, 2018.

/s/ RSM US LLP

New York, New York
March 12, 2019